Exhibit 99.1

Underwriters Exercise Over-Allotment Option for Ventrus Biosciences’ Initial Public Offering

NEW YORK, Jan. 7, 2011 (GLOBE NEWSWIRE) -- Ventrus Biosciences, Inc. ("Ventrus") (Nasdaq:VTUS), a pharmaceutical company focused on developing and commercializing gastrointestinal products, today announced that the underwriters of its initial public offering have exercised in full their over-allotment option to purchase an additional 435,000 shares of Ventrus' common stock at $6.00 per share, less underwriting discounts and commissions. The option was granted in connection with Ventrus' initial public offering of 2,900,000 shares which was consummated on December 22, 2010. The closing of the over-allotment shares occurred on January 7, 2011.

Including the over-allotment shares, a total of 3,335,000 shares were sold in the offering, resulting in gross proceeds of approximately $20 million.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq:RODM), and National Securities Corporation acted as co-lead managing underwriters for the offering.

A registration statement relating to this offering was declared effective by the Securities and Exchange Commission on December 15, 2010. A copy of the final prospectus for this offering may be obtained from: Rodman & Renshaw, LLC, Prospectus Department, 1251 Avenue of the Americas, New York, NY, 10020, telephone: 212-430-1710 or email: info@rodm.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ventrus

Ventrus is a development stage specialty pharmaceutical company focused on the development of late-stage prescription drugs for gastrointestinal disorders, specifically hemorrhoids, anal fissures and fecal incontinence. There are approximately 12.5 million Americans suffering from hemorrhoids, 7 million from fecal incontinence and over 4 million from anal fissures. Our lead product, Inferanserin (VEN 309) is a new chemical entity, or NCE, for the topical treatment of hemorrhoids, which targets a specific serotonin receptor (5HT2A) thought to be important in the disease.

Our additional product candidate portfolio consists of two in-licensed late-stage drugs intended to treat anal fissures (VEN 307) and fecal incontinence (VEN 308). These candidates are two molecules that were previously approved and marketed for other indications and that have been formulated into our proprietary topical treatments for these new gastrointestinal indications.

CONTACT: Ventrus Biosciences, Inc.
         David Barrett
         212-554-4506
         dbarrett@ventrusbio.com